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KPMG Peat Marwick LLP
Certified Public Accountants
1600 Market Street
Philadelphia, PA 19103



                                                                  Exhibit 15


Penn Virginia Corporation
Suite 200
100 Matsonford Road
Radnor, PA 19807

RE:   Registration Statement Nos. 2-67355, 2-77500, 33-40430,
      33-59647 and 33-59651

Gentlemen:

With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated October 30, 1995 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                          Very truly yours,



                                          KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP



November 14, 1995